ANSLOW & JACLIN, LLP                                        RICHARD I. ANSLOW
COUNSELORS AT LAW                                             GREGG E. JACLIN
                                                            ROSS A. GOLDSTEIN

                                                  website: www. anslowlaw.com
                                                  E-MAIL:  Firm@anslowlaw.com






October 27, 2003

CI Sell Cars, Inc.
309A East Main Street
Tomball, Texas 77375

Gentlemen:

You have requested our opinion, as counsel for CI Sell Cars, Inc. a Texas corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 6,801,000 shares of the Company's common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the State of Texas of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP



By:  /s/ Gregg E. Jaclin
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         GREGG E. JACLIN